EXHIBIT 99.1

11960 Southwest 144th Street Miami, Florida 33186 (305) 253-5099 www.noven.com

F O R   I M M E D I A T E   R E L E A S E

NOVEN REPORTS FIRST QUARTER EARNINGS PER SHARE OF
$0.02

MIAMI, FL., April 30, 2003 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the quarter ended March 31, 2003, and provided an update on its business and prospects.

Financial Results

Noven’s revenues for the first quarter of 2003 (the “current quarter”) were $10.0 million, compared to $12.7 million for the first quarter of 2002 (the “2002 quarter”), reflecting the impact of the Women’s Health Initiative (WHI) study results, published in July 2002, and inventory reduction initiatives intended to align inventories for Noven’s U.S. products with current demand.

Research and development expense decreased compared to the 2002 quarter due to the completion of MethyPatch® clinical studies, partially offset by expenses related to development of Noven’s fentanyl patch for chronic pain. Selling, general and administrative expense increased in the current quarter, primarily due to MethyPatch pre-launch marketing expenses. Noven recognized $1.5 million in earnings from Novogyne Pharmaceuticals, Noven’s U.S.-based joint venture with Novartis Pharmaceuticals Corporation (“Novartis”), the same amount recognized in the 2002 quarter.

Noven’s net income was approximately $473,000 ($0.02 diluted earnings per share), compared to $1.5 million ($0.06 diluted earnings per share) in the 2002 quarter.

Novogyne’s revenues were $24.5 million, down 11% from the 2002 quarter, reflecting the continuing impact of WHI and inventory reduction initiatives, partially offset by higher sales of Vivelle-Dot®, Novogyne’s lead product. Novogyne’s selling, general and administrative expenses decreased to $7.9 million from $9.9 million, primarily due to reduced promotional spending for CombiPatch®. Novogyne’s net income decreased 2% to $9.4 million, and was sufficient to satisfy Novartis’ $6.1 million preferred distribution for 2003.

At March 31, 2003, Noven had cash and cash equivalents of $65.4 million, compared to $58.7 million at December 31, 2002. In April 2003, Noven received $25.0 million from Shire Pharmaceuticals Group plc (Shire) upon closing of the MethyPatch license transaction.

Business Update

“Our strategy is to leverage our patented technology across a diverse range of products and therapeutic categories with different strategic partners, as we work to advance our HRT business,” said Robert Strauss, Noven’s President, CEO & Chairman. “The first four months of 2003 have been productive in this regard.”

•	“We are in the final phase of our U.S. HRT inventory reduction initiatives. We now believe that inventories at Novogyne are at acceptable levels, and that Vivelle inventories in the trade channel remain only modestly higher than desired. We expect to end our inventory reduction initiatives in the 2003 second quarter.”

•	“In February, Vivelle-Dot became the market share leader in the U.S. estrogen patch market based on total prescriptions dispensed, and in March it saw the second-highest monthly prescriptions in its history,” said Strauss. “Alone, Vivelle-Dot currently holds 31.7% of the market and, together with original Vivelle®, it holds 38.4%.”

•	“Also in February, we signed an agreement licensing MethyPatch to Shire, the market leader in ADHD therapy. The transaction closed in early April, and we received a $25.0 million payment from Shire. Receipt of a MethyPatch “not approvable” letter from FDA is a set-back, but it does not alter our belief that the product represents a unique and valuable therapy for ADHD.”

•	“We disclosed development of a fentanyl patch for chronic pain and a dextroamphetamine patch for ADHD. We also disclosed development of transdermal formulations for over 20 additional compounds that could be developed in partnership with other pharmaceutical companies. Each of these projects incorporate Noven’s patented transdermal technology, and we expect that several will be partnered with other pharmaceutical companies and play a role in Noven’s long-term growth.”

•	“And concurrently with this press release, we announced formation of a development collaboration with Procter & Gamble for the development of new transdermal patches targeting a therapeutic category with substantial growth potential.”

Conference Call

A conference call relating to Noven’s financial results will be broadcast live at beginning at 11:00 a.m. Eastern time this morning, April 30. Thereafter, a rebroadcast will be accessible at the same website. A replay will be available from April 30 at 3:00 p.m. until the evening of May 2 by calling 877-660-6853 (within the U.S.) or 201-612-7415 (outside the U.S.) and entering the access code 64158 and conference ID 1628. The conference call will contain forward-looking information in addition to that contained in this press release.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Together with Novartis, Noven owns a profitable women’s health products company called Novogyne Pharmaceuticals. Noven’s existing products include advanced estrogen transdermal delivery systems (including Vivelle-Dot®, licensed to Novogyne, and Estradot®, licensed to Novartis Pharma AG) and combination estrogen/progestin transdermal delivery systems (including CombiPatch®, licensed to Novogyne, and Estalis®, licensed to Novartis Pharma). With a range of additional products in development, including MethyPatch®, licensed to Shire, Noven is committed to becoming the world’s premier transdermal drug delivery company. For additional information on Noven, visit www.noven.com.

Investor & Media Contact:
Joseph C. Jones
Vice President - Corporate Affairs
Noven Pharmaceuticals, Inc.
305-253-1916

This release contains forward-looking information related to the business of Noven that can be identified by the use of forward-looking terminology such as “could”, “may”, “expect”, “will”, “should”, “potential”, “plan”, “believe”, and similar words and phrases. Such statements are qualified by and subject to the risks and uncertainties specified in Noven’s most recent filings with the Securities and Exchange Commission and those specified herein, including the risk that: we may be unable to attract additional development partners, which would limit our ability to develop additional products; MethyPatch may not be approved, especially in light of our receipt of a “not approvable” letter from FDA; even if approved, MethyPatch may not be successfully commercialized by Shire due to competitive market conditions or other factors, including physician/patient preferences for other ADHD therapies; the timing of FDA approval is outside the control of Noven; the FDA could place limits on permitted marketing claims that could negatively impact MethyPatch’s sales potential; the availability of other once-daily ADHD therapies could negatively impact MethyPatch’s market penetration; Shire may promote its other ADHD products at the expense of MethyPatch; Noven has never manufactured MethyPatch on a commercial scale, and Noven may be unable to supply Shire with its requirements for MethyPatch; if Noven is unable to successfully scale up production of MethyPatch, it may be unable to achieve satisfactory gross margins; the timing of FDA approval may impact the success of the product launch and affect market penetration; Shire may seek to exercise its right to require Noven to repurchase the rights to MethyPatch for $5.0 million; our fentanyl and dextroamphetamine patch development programs, and the development program with Procter & Gamble, may not proceed as expected; we have experienced a production problem with CombiPatch that we believe relates to a material supplied by one vendor, and we believe the problem is resolved; if the problem is not resolved, we may be unable to ship any CombiPatch product, which would have a material adverse effect on our future revenue and earnings; Noven and Novogyne may be unable to align inventories with demand as soon as hoped because of inaccurate estimates, lack of cooperation of third parties or otherwise; unexpected sales deductions or higher product returns at Novogyne could negatively impact Novogyne’s earnings; the U.S. HRT business may be further impacted because of mandated product label changes, the announcement of additional negative clinical results or other reasons; product development is inherently risky and Noven may be unable to advance its other development projects; Noven’s HRT business may decline further than expected in 2003, whether as a continuing result of WHI and other studies announced in 2002 or otherwise; there can be no assurance that Noven will receive any additional payments from Shire or that if additional payments are received, that we will utilize the funds expected to be received in the Shire transaction in a manner that will increase long-term shareholder value.

Noven Pharmaceuticals, Inc.

	Three Months Ended
	March 31,

	2003	2002

	(Unaudited)	(Unaudited)
Statements of Operation Data:
(amounts in thousands, except per share amounts)

Revenues:
Product sales	$9,144	$11,991
License revenue	881	744

Total revenues	10,025	12,735

Expenses:
Cost of products sold	4,285	5,900
Research and development	2,493	3,369
Marketing, general and administrative	4,181	2,933

Total expenses	10,959	12,202

Income (loss) from operations	(934)	533

Equity in earnings of Novogyne	1,525	1,515
Interest income, net	148	207

Income before income taxes	739	2,255

Provision for income taxes	266	802

Net income	$473	$1,453

Basic earnings per share	$0.02	$0.06

Diluted earnings per share	$0.02	$0.06

Weighted average number of common shares outstanding:
Basic	22,581	22,491

Diluted	22,920	23,456

	As Of

	March 31,	December 31,
	2003	2002

	(Unaudited)	(Unaudited)
Balance Sheet Data:

Cash and cash equivalents	$65,404	$58,684

Investment in Novogyne	$25,561	$34,684

Total assets	$135,345	$137,702

Deferred license revenue	$28,564	$29,445

Stockholders’ equity	$96,048	$96,741

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